Exhibit 13.44

Bl Blockstack Try Block stack Technology • About· Community · Events Sign In Create ID DATE & TIME TBD BLOCKSTACK FIRESIDE CHAT Learn more about Blockstack's planned token offering and get your questions answered by CEO of Blockstack PBC, Muneeb Ali and Head of Investor Relations Brittany Laughlin. Moderated by Zavain Dar of Lux Capital. ---+ Important Disclaimer Speakers Muneeb Ali Co-Founder & CEO Bol c ks t ac k PBC Brittany Laughlin Head of Investor Relations Bol cks t ack PBC Zavain Dar Partner Lu x Capti al Register

About Blockstack Blockstack is a decentralized computing network that puts users in control of their data and identity. Apps built on Blockstack make data breaches and trust violations an antiquated notion. ._ ... IBIB IBIB l.i::.l Community Events In addition to the summit, there are many events we'd love to see you at leading up to October 23rd, join us at Meetups, conferences, & more! Whitepaper Understand how years of R&D have resulted in a full decentralized stack for developers building apps that protect fundamental digital rights. Ecosystem A rich open-source community now supports over 100 Blockstack apps while App Mining fuels more everyday. Find apps and connect with the community. Blockstack Events---> Whitepaper---> Apps--->

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